SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )
                                           ------



FILED BY THE REGISTRANT   [ X ]
FILED BY A PARTY OTHER THAN THE REGISTRANT   [   ]
CHECK THE APPROPRIATE BOX:
[    ]    PRELIMINARY PROXY STATEMENT
[ X  ]    DEFINITIVE PROXY STATEMENT
[    ]    DEFINITIVE ADDITIONAL MATERIALS
[    ]    SOLICITING MATERIAL PURSUANT TO SECTION 240.14A-11(C) OR SECTION
          240.14A-12

                          UTAH MEDICAL PRODUCTS, INC.
                (Name of Registrant as Specified In Its Charter)


                          UTAH MEDICAL PRODUCTS, INC.
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[ x ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2).
[   ]     $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3).
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.
   1)  Title of each class of securities to which transaction applies:

   2)  Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

   4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

   2)  Form, Schedule, or Registration Statement No.:

   3)  Filing Party:

Dear UM Shareholder:

Enclosed is our 1996 Annual Report to Shareholders, and proxy materials for the next Annual Shareholders' Meeting scheduled for May 16, 1997. In a nutshell, the year ending December 31, 1996 continued UM's consistent pattern of increased profits. 1996 after-tax net profits were up $400,000 and earnings per share (eps) at 93 cents were up 11 cents over 1995's 82 cents/share. You might wish to refer to the ten-year performance charts on the inside of the front cover of the new annual report.

I'm sure that you recall that 1995 was considered an outstanding year for UM by investors, which opinion was reflected in a year-ending stock price of about $20 and a price/earnings ratio (PER) of 25. If that same PER valuation were applied now, UM's share price would be $23/ share. Of course it's not, because the actual valuation has changed as a result of investors' uncertainty regarding UM's future performance.

In the annual report, we discuss the changing business of UM. I want to take this opportunity to acknowledge UM's 1Q 1997 performance will be disappointing compared to recent quarters, but consistent with what we thought would happen. Previously, in press releases and discussions with analysts, we have been open about the fact that we expect 1997 to be a tough transition year, as the Company replaces its old commodity product sales to Baxter which have represented almost 40% of sales over the last six years and meets increasing competition with its established products. In accomplishing this transition, we expect success with sales of new proprietary products with huge market potentials.

Despite the fact that 1Q 1997 is the first quarter since 1987 in which there are no significant sales of DPT's to Baxter, the most telling impact on 1Q financial performance will result from UM's termination of two more domestic regional stocking distributors, including our largest one on the East Coast, at the beginning of the year in favor of directly employed representatives.
UM has been systematically reducing its cadre of independent distributors over the last five years as it introduces more and more new products which require greater control and a commitment of time in training and educating the marketplace with respect to their unique values. The short term negative impact of the change is due to distribution "pipeline unfilling" as distributors sell off their inventories without replacing them. In 1997, UM is also being confronted for the first time in a serious way by two competitors who we believe are infringing our INTRAN(R) patents. Defending UM's proprietary property is fundamental to UM's ability to retain its competitive advantage in the marketplace.

Despite the rough time we are having now, I believe UM's long term prospects remain bright. We have in place a number of programs and actions that will change the current situation. I summarize them as follows: 1) new products with patent protection that address unfilled needs with large market potential,
2) continuing discovery and investment with leading practitioners in improving cost-effective care and patient outcomes in specific disease categories,
3) globalization of business, 4) continual reduction in costs of manufacturing, 5) aggressive litigation regarding protection of proprietary rights, 6) an architectural shift in marketing programs designed to focus on customers' key needs and prove the unique value of our products, and 7) active deal-making initiatives to expand distribution partners for existing products and expand availability of marketable products to our existing distribution resources.

In future press releases, we will explain these initiatives in detail as they become definite in terms of tangible results. In the meantime, I would like to express my appreciation for your continued support and confidence in the Company's future evidenced by your willingness to continue as an owner of our stock. All of us in the management team are committed to continue to work as hard as we can to reward your patience, with the belief that what we have in process should yield a stock price four times higher than what we now have.

Sincerely,



 /s/ Kevin L. Cornwell

  March 31, 1997

  Dear UM Shareholder:

  You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Utah Medical Products, Inc. (UM). The meeting will be held at 12:00 noon (local time) on Friday, May 16, 1997 at the corporate offices of the Company, 7043 South 300 West, Midvale, Utah USA.

  Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please bring the enclosed proxy card with you to the meeting. If your shares are held by a broker, bank or other nominee and you plan to attend the meeting, please contact the person responsible for your account regarding your intention to attend the meeting so they will know how you intend your shares to be voted at that time. Shareholders will be admitted to the Annual Meeting upon proper verification of stock ownership.

  At the Annual Meeting, our shareholders will elect two directors and consider other business. If you think you will be unable to attend the meeting, please complete your proxy and return it as soon as possible. If you decide later to attend the meeting in person you may revoke the proxy.

  Thank you for your ownership in UM!
  Sincerely,





  Kevin L. Cornwell
  Chairman

                          UTAH MEDICAL PRODUCTS, INC.
                              7043 SOUTH 300 WEST
                              MIDVALE, UTAH  84047
                                 (801) 566-1200

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 1997


TO THE SHAREHOLDERS OF UTAH MEDICAL PRODUCTS, INC.

     The Annual Meeting of Shareholders (the "Annual Meeting") of Utah Medical Products, Inc. (the "Company" or "UM"), will be held at the corporate offices of the Company, 7043 South 300 West, Midvale, Utah, on May 16, 1997, at 12:00 noon, local time, for the following purposes:

     (1)To elect two directors to serve for terms expiring at the 2000 Annual Meeting and until successors are elected and qualified; and

     (2)To transact such other business as may properly come before the Annual Meeting.

     Your Board of Directors recommends a vote "FOR" each of the nominated directors, whose backgrounds are described in more detail in the accompanying Proxy Statement.

     ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 14, 1997 (THE "RECORD DATE"), ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING.

     This Proxy Statement and form of proxy are being first furnished to shareholders of the Company on approximately March 31, 1997.

     THE ATTENDANCE AT AND/OR VOTE OF EACH SHAREHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH SHAREHOLDER IS ENCOURAGED TO ATTEND.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Kevin L. Cornwell, Secretary

Salt Lake City, Utah
Dated: March 24, 1997



     PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, NOMINEE, OR OTHER INSTITUTION, ONLY IT CAN VOTE YOUR SHARES. PLEASE CONTACT PROMPTLY THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR YOUR SHARES TO BE VOTED.

                          UTAH MEDICAL PRODUCTS, INC.

                                PROXY STATEMENT

     This Proxy Statement is furnished to shareholders of Utah Medical Products, Inc. (the "Company" or "UM") in connection with the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the corporate offices of the Company, 7043 South 300 West, Midvale, Utah , on May 16, 1997, at 12:00 noon, local time, and any postponement or adjournment(s) thereof. The enclosed proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting in accordance with the directions set forth thereon. If the enclosed proxy is signed and returned timely without specific instructions, it will be voted at the Annual Meeting:

     (1)  FOR the election of Kevin L. Cornwell and Perry L. Lane as directors;
          and

     (2) IN accordance with the best judgment of the persons acting under the proxies on other matters presented for a vote.

     THE BOARD OF DIRECTORS HAS APPROVED THE FOREGOING PROPOSALS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS. PROXIES SOLICITED BY THE COMPANY WILL BE VOTED FOR EACH OF THE PROPOSALS UNLESS A VOTE AGAINST, OR AN ABSTENTION FROM, ONE OR MORE OF THE PROPOSALS IS SPECIFICALLY INDICATED ON THE PROXY.

     A PROXY FOR THE ANNUAL MEETING IS ENCLOSED. IT IS IMPORTANT THAT EACH SHAREHOLDER COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT SHE/HE PLANS TO ATTEND THE ANNUAL MEETING. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE BY PROVIDING THE SECRETARY OF THE COMPANY WITH AN INSTRUMENT REVOKING THE PROXY OR BY PROVIDING THE SECRETARY OF THE COMPANY WITH A DULY EXECUTED PROXY BEARING A LATER DATE. IN ADDITION, A SHAREHOLDER MAY REVOKE HER/HIS PROXY BY ATTENDING THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON.

     PROXIES ARE BEING SOLICITED BY THE COMPANY, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE SOLICITATION WILL BE PAID BY THE COMPANY. PROXIES ARE BEING SOLICITED BY MAIL, BUT, IN CERTAIN CIRCUMSTANCES, OFFICERS AND DIRECTORS OF THE COMPANY MAY MAKE FURTHER SOLICITATION IN PERSON, BY TELEPHONE, FACSIMILE TRANSMISSION, TELEGRAPH, OR OVERNIGHT COURIER.

     Only holders of the 8,604,736 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") issued and outstanding as of the close of business on March 14, 1997 (the "Record Date"), will be entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.
 Holders of at least a majority of the 8,604,736 shares of Common Stock outstanding on the Record Date must be represented at the Annual Meeting to constitute a quorum for conducting business.

     All properly executed and returned proxies as well as shares represented in person at the meeting will be counted for purposes of determining if a quorum is present, whether or not the proxies are instructed to abstain from voting or consist of broker non-votes. Under the Utah Revised Business Corporation Act matters, other than the election of directors and certain specified extraordinary matters, are approved if the number of votes cast FOR exceed the number of votes cast AGAINST, and abstentions and broker non-votes are not counted for purposes of determining whether a matter has been approved. Directors are elected by a plurality of the votes cast; abstentions and broker non-votes are not counted.

     Officers and directors holding an aggregate of 101,058 shares, or approximately 1.2% of the issued and outstanding stock, have indicated their intent to vote in favor of all proposals.


-------------------------------------------------------------------------
                     PROPOSAL NO. 1.  ELECTION OF DIRECTORS
-------------------------------------------------------------------------

GENERAL

  The Company's Articles of Incorporation provide that the Board of Directors is divided into three classes as nearly equal in size as possible, with the term of each director being three years and until such director's successor is elected and qualified. One class of the Board of Directors shall be elected each year at the annual meeting of the shareholders of the Company. The Board of Directors has nominated Mr. Kevin L. Cornwell and Mr. Perry L. Lane for election as directors, each for a three year term expiring at the 2000 Annual Meeting.

  It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named above as directors of the Company, except as otherwise specified in the proxy. In the event the nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such other person(s) as may be designated by the Board of Directors. Biographical information follows for the persons nominated. The officers of the Company are elected at the annual meeting of the Board of Directors to serve at the pleasure of the Board of Directors. The information concerning the nominees and other directors and their security holdings has been furnished by them to the Company. (See "PRINCIPAL SHAREHOLDERS" below.)


DIRECTORS AND NOMINEES

  The Board of Directors' nominees for election as directors of the Company at the Annual Meeting are Kevin L. Cornwell and Perry L. Lane. The other members of the Board of Directors were elected at the Company's 1995 and 1996 meetings for terms of three years, and therefore are not standing for election at the 1997 Annual Meeting. Background information appears below with respect to the incumbent directors whose terms have not expired, as well as the two directors standing for election to the board.



                             Year        Business Experience During Past
                             First       Five Years
Name              Age        Elected     and Other Information
-------------     ---      ---------   ----------------------------------------
Perry L. Lane      79         1985     Retired Executive VP, VP and Director of
                                       Marketing, and Director of Sorenson
                                       Research Company, Salt Lake City, UT.
                                       Has served as a director on seven other
                                       company boards.

Kevin L. Cornwell  50         1993     Chairman since 1996.  Received B.S.
                                       degree in chemical engineering from
                                       Stanford University,  M.S. degree in
                                       engineering-economic systems from
                                       Stanford Graduate School of Engineering, and MBA degree specializing in finance from Stanford Graduate School of
                                       Business.  President and CEO of UM since
                                       December 1992; Secretary since 1993. Has served in various senior operating management positions in several technology-based companies over a 23 year time span, including as a director on seven other company boards.

Stephen W. Bennett   64       1994     Received B.A. degree in biology from
                                       Stanford University,  M.D. degree from
                                       Stanford School of Medicine, M.P.H. and
                                       T.M. degree and Dr.P.H. degree from
                                       Tulane School of Medicine.  Served five
                                       years as fund manager, director and
                                       senior analyst for health care
                                       investments for an institutional
                                       investment firm.

Lori A. Sessions     37       1994     Received B.S. degree in accounting and
                                       MBA degree from the University of Utah.
                                       Utah CPA since 1985.  UM Controller since
                                       1993.   Previously served for 5 years in
                                       various accounting and financial analysis positions for Bourns Sensors/Controls,
                                       Inc., Ogden, UT.

Ernst Hoyer       59          1996     Received B.S. degree in process
                                       engineering from the University of
                                       California, Berkeley and MBA degree from the University of Santa Clara.
                                       Previously served in engineering and
                                       general management positions for four
                                       technology-based companies over a 28 year time span.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN PERSONS

  The following table furnishes information concerning the ownership of the Company's Common Stock as of March 14, 1997, by the directors, the nominees for director, the executive officers named in the compensation tables on page 6, all directors and officers as a group, and those known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock as of December 31, 1996.

                                          Number of
                            Nature of      Shares
          Name              Ownership      Owned       Percent
 ----------------------     ---------     ---------    -------

PRINCIPAL SHAREHOLDERS
  FMR Corp.
  82 Devonshire Street
  Boston, MA 02109            Direct       878,300     10.21%

  T. Rowe Price
  Associates, Inc.
  100 East Pratt Street
  Baltimore, MD 21202         Direct       625,000      7.26%

  These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

DIRECTORS AND EXECUTIVE OFFICERS

Kevin L. Cornwell             Direct                    0.43%
(2)(3)                        Options      156,875      1.79%
                              Total        193,975      2.21%

Perry L. Lane                 Direct       25,000       0.29%
(1)(2)(3)(4)                  Options      20,250       0.23%
                              Total        45,250       0.52%

Ernest D. Hammond             Direct       22,568       0.26%
                              Options      12,500       0.15%
                              Total        35,068       0.41%

Ernst Hoyer                   Direct        6,000        0.07%
(1)(2)(3)(4)

Lori A. Sessions(2)(3)        Direct        4,000        0.05%
                              Options       8,438        0.10%
                              Total        12,438        0.14%

Stephen W. Bennett            Direct        1,500        0.02%
(1)(2)(3)(4)                  Options       7,500        0.09%
                              Total         9,000        0.10%


R. Gail Billings              Direct          578         0.01%
                              Options      44,282         0.51%
                              Total        44,860         0.52%

ALL  OFFICERS AND             Direct       101,058
 DIRECTORS AS A GROUP         Options      266,158        1.17%
 (9 PERSONS)                  Total        367,216        4.14%

  (1)     Audit Committee member.
  (2)     Nominating Committee member.
  (3)     Compliance Committee member.
  (4)     Compensation and Option Committee member.

     In the previous table, shares owned directly by directors and executive officers are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power. Calculations of percentage of shares outstanding assumes the exercise of options, to which the percentage relates. Percentages calculated for totals assume the exercise of options comprising such totals.

COMPLIANCE WITH EXCHANGE ACT REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater than 10% shareholders are required to furnish the Company with copies of all section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all section 16(a) requirements applicable to persons who were officers, directors and greater than 10% shareholders during the preceding fiscal year were complied with.

BOARD AND COMMITTEE MEETINGS

     The directors held six meetings during 1996 and one meeting to date in 1997. All incumbent directors attended the meetings.

     The Company has Audit, Compliance, Nominating, and Compensation and Option Committees. The current members of the Company's committees are identified in the preceding table.

     The Audit Committee met once during 1996 and once to date in 1997 to review the results of the annual audits by Deloitte & Touche. The Audit Committee approves management's recommendation of independent accountants, approves the scope of audit and related fees, and reviews financial reports, audit results, internal accounting procedures, and programs to comply with applicable requirements relating to financial accountability.

     The Compliance Committee met in conjunction with each board meeting during 1996. In each meeting, after receiving the Company's routine compliance reports, the Board reviewed compliance by the Company and its personnel, including executive officers and directors, with applicable regulatory requirements as well as the Company's own compliance policy, and compared its established policies and procedures for compliance with current applicable laws and regulations, under the guidance of Corporate Counsel.


     The Nominating Committee met informally during 1996. The Nominating Committee takes the lead in nominating new directors. The Nominating Committee will consider nominees recommended by shareholders. In accordance with the Company's bylaws, shareholder's nominations for election as directors must be submitted in writing to the Company at its principal offices not less than 30 days prior to the Annual Meeting at which the election is to be held (or if less than 60 days' notice of the date of the Annual Meeting is given or made to shareholders, not later than the tenth day following the date on which the notice of the Annual Meeting was mailed). The notice to the Company from a shareholder who intends to nominate a person at the Annual Meeting for election as a director must contain certain information about the shareholder and the person(s) nominated by him, including, among other things, the name and address of the shareholder, a representation that the shareholder is entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and the consent of each nominee to serve as a director if so elected.

     The Compensation and Option Committee, comprised of the outside directors, consulted by telephone throughout 1996 and met once formally at the end of 1996 to review management performance, recommend compensation, and develop compensation strategies and alternatives throughout the Company, including those discussed in the committee's report contained in this Proxy Statement. The deliberations included an independent analysis of the CEO's compensation, which culminated in recommendations at the February 1997 Board Meeting.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth, for each of the last three fiscal years, cash compensation received by the Company's Chief Executive Officer during 1996 and any remaining executive officers whose salary and bonus for all services in all capacities exceeded $100,000 for the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                         Long Term Compensation
                                                         ----------------------------
                                                                                 Pay-
                               Annual Compensation               Awards          outs
                   ------------------------------------  ---------------------  ------
      (a)           (b)      (c)       (d)        (e)        (f)        (g)       (h)      (i)
                                                 Other              Securities
                                                Annual   Restricted Underlying             All
                   Year                        Compensa-    Stock    Options/    LTIP     Other
Name and           Ended    Salary    Bonus      tion     Award(s)     SARs     Payouts  Compen-
Principal         Dec. 31    ($)       ($)       ($)(1)      ($)      (#)(2)      ($)     sation
Position                                                                                   ($)
----------------  -------   ------   -------   --------   --------   --------   ------    ------


Kevin L. Cornwell  1996     180,000  125,280       900          --    180,000        --      --
hairman & Chief    1995     170,000  120,000       900          --     40,000        --      --
 Executive         1994     157,500   70,000       900          --     95,000        --      --
 Officer


Ernest D. Hammond 1996       84,669   40,136       900          --         --        --      --
 VP, Sales and    1995       82,659   40,040       900          --     10,000        --      --
 Marketing        1994       76,250   26,250       900          --     10,000        --      --


R. Gail Billings  1996       85,120   22,040       900          --     10,000       --       --
VP, Research &    1995       83,640   26,400       900          --     10,000       --       --
Development       1994       82,000   17,500       900          --     25,000       --       --


(1)  Amounts are Company payments for 401(k) matching contributions.
(2) Amounts for 1996 are twice the number of option shares outstanding due to the replacement of February 1996 option awards of 90,000 to Mr. Cornwell and 5,000 to Mr. Billings which were canceled in September in exchange for options to purchase the same number of shares at a lower exercise price and a longer vesting schedule. (See below.)


    The following table sets forth information respecting all individual grants of options made during the last completed fiscal year to any of the executives named in the Summary Compensation Table.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                               Potential Realized
                                                                Value at Assumed
                                                             Annual Rates of Stock
                                                               Price Appreciation
                     Individual Grants                                for
                                                                 Option Term(2)
----------------------------------------------------------
                                                             -------------------
    (a)          (b)           (c)         (d)        (e)       (f)         (g)
                            % of Total
              Number of    Options/SARs
              Securities    Granted to   Exercise
              Underlying    Employees    or Base    Expira-
   Name        Options/       During      Price      tion      5%($)        10%($)
                 SARs         Fiscal    ($/share)    Date
              Granted(#)     Year(1)
-----------  -----------   ----------   ---------  --------   ---------   --------
Kevin L.
Cornwell     25,000(3)(5)       6.6%       $17.50  Feb 2006       n/a        n/a
             65,000(3)(5)      17.3%       $20.50  Feb 2006       n/a        n/a
             90,000(4)(5)      23.9%       $14.25  Jul 2006     440,100  1,460,400
R. Gail       5,000(3)(5)       1.3%       $20.50  Feb 2006       n/a        n/a
Billings
              5,000(4)(5)       1.3%       $14.25  Jul 2006      24,400     81,100


(1)The Company awarded new options to employees representing 190,000 shares in February 1996. All of these were canceled in July 1996 upon the grant of 186,500 replacement options at a lower exercise price and extended vesting schedule. (Please see the Report of the Compensation and Audit Committee for rationale.) Percentages shown are based on the 376,500 total of both awards. As of March 1997, 142,500 shares of the 1996 awards remain outstanding.
(2)Value was calculated based on grant date market prices ($20.625 per share for February grants and $11.75 per share for July grants) and assuming the indicated appreciation rates compounded annually.
(3)Canceled in exchange for an option to purchase the same number of shares at a lower exercise price and a longer vesting schedule.
(4)Granted upon the cancellation of options granted in February 1996.
(5)All optionees may use Company shares owned for a period of at least six months to pay for the exercise of options. The Company may accept shares to cover withholding or other employee taxes. In the event of a change in control, the Company is required to pay the optionee a cash amount equal to the excess of the market price over the exercise price of all options granted, whether or not vested.

  The following table sets forth information respecting the exercise of options during the last completed fiscal year by each executive named in The Summary Compensation Table above and the December 31, 1996 fiscal year end values of unexercised options, based on the closing price ($13.375) of the Company's common stock on the New York Stock Exchange on December 31, 1996.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     (a)           (b)          (c)              (d)               (e)
                                              Number of
                                             Securities       Value of
                                             Underlying      Unexercised
                                             Unexercised     In-the-Money
                  Shares                   Options/SARs at   Options/SARs at
    Name       Acquired on     Value         FY-End (#)       FY-End ($)
               Exercise (#)   Realized     Exercisable/      Exercisable/
                                ($)        Unexercisable     Unexercisable
-----------   -------------   ---------   ---------------   -----------------

Kevin L.
Cornwell            --           --        143,751/156,249  $673,520/$316,480

Ernest D.
Hammond             --           --         11,250/8,750      59,063/40,938

R. Gail
Billings            --           --         40,829/1,671      187,252/80,560


TEN-YEAR OPTION/SAR REPRICINGS

         (a)            (b)        (c)        (d)         (e)        (f)          (g)
                                Number of   Market
                               Securities   Price of   Exercise                Length of
                               Underlying   Stock at   Price at                Original
                                Options/    Time of     Time of      New      Option Term
                                  SARs     Repricing   Repricing    Exer-    Remaining at
                                Repriced       or         or        cise        Date of
        Name            Date   or Amended  Amendment   Amendment    Price    Repricing or
                                              ($)         ($)        ($)       Amendment
-----------------    --------  ----------  ---------   ---------   -------   ------------
Kevin L. Cornwell     7/26/96     25,000     $11.75     $17.50      $14.25     9 years 6
 Chairman,            7/26/96     65,000     $11.75     $20.50      $14.25      months
 President, Chief      9/8/93     75,000     $ 9.88     $12.17      $10.00     9 years 6
 Executive Officer                                                              months
                                                                              4 years  4
                                                                                months
R. Gail Billings      7/26/96      5,000     $11.75     $20.50      $14.25     9 years 6
 Vice President,       9/8/93     11,250     $ 9.88     $15.00      $10.00      months
 Research and          9/8/93     11,250     $ 9.88     $11.33      $10.00     3 years 4
 Development                                                                    months
                                                                               9 years 6
                                                                                months
Gary I. Tobian         9/8/93     15,000     $ 9.88     $12.50      $10.00    2 years 11
 Former Executive      9/8/93     15,000     $ 9.88     $13.50      $10.00      months
 Vice President,                                                               3 years 3
 Chief Operating                                                                months
 Officer

Christopher A. Cutler 10/21/87    75,000     $ 0.75     $ 1.42      $ 0.75     3 years 5
 Former Vice                                                                    months
 President, Research
 & Development


REPORT OF THE COMPENSATION AND OPTION COMMITTEE

     General

     Under the supervision of the Compensation and Option Committee, the Company has developed and implemented compensation policies, plans, and programs that seek to enhance the long-term profitability and growth of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers and other key employees with those of its shareholders. The Compensation and Option Committee of the Board of Directors is responsible for evaluating and recommending specific executive compensation for formal board approval on an annual basis.

     The Company applies a consistent philosophy to compensation for all employees, including senior management. The philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individual employees working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the needs and expectations of customers and shareholders.

     There are seven basic objectives for the Company's compensation program:

     (1) Pay for Performance. The basic philosophy is that rewards are provided for the value of individual contribution and performance to the Company. Rewards are both recurring (e.g., base salary) and non-recurring (e.g., bonuses), and both financial and non-financial (e.g., recognition and non-financial awards).

     (2) Provide for Fairness and Consistency in the Administration of Pay. Compensation is based on the value of the job, what each individual brings to the job, and how well each individual performs on the job, consistently applied across all functions of the Company.

     (3) Pay Competitively. The Company believes it needs to attract and retain the best people in the industry in order to continue to achieve one of the best performance records in the industry. In doing so, the Company needs to be perceived as rewarding well, where competitive compensation includes the total package of base pay, bonuses, awards, and other benefits.

     (4) Conduct an Effective Performance Review Process. The Company believes it needs to encourage individual employee growth and candidly review each individual's performance in a timely way. This feedback process is bilateral, providing management with an evaluation of the Company through the eyes of its employees.

     (5) Effectively Plan and Administer the Compensation Program. Expenditures for employee compensation must be managed to what the Company can afford and in a way that meets management goals for overall performance and return on shareholder equity.

     (6) Communicate Effectively. The Company believes that an effective communication process must be employed to assure that its employees understand how compensation objectives are being administered and met.

     (7) Meet All Legal Requirements. The compensation program must conform to all state and federal employment laws and guidelines.

     The Company uses essentially five vehicles in its compensation program.


     (1) Salary. UM sets base salaries by reviewing the aggregate of base salary and annual bonus for competitive positions in the market. Executive base salaries are set at the beginning of each calendar year by the Board of Directors. For senior management, base salaries are fixed at levels somewhat below the competitive amounts paid to senior management with comparable qualifications, experience, and responsibilities at other similarly sized companies engaged in the same or similar businesses. Then, annual bonuses and longer term incentive compensation are more highly leveraged and tied closely to the Company's success in achieving significant financial and non-financial goals.

     (2) Bonuses. UM has sales, research and development, and management bonuses, which are generated out of an annual pretax profit sharing pool, the Management Bonus Plan, which is calculated after the year-ending independent financial audit has been completed. The Board of Directors has approved 4% of pretax, prebonus earnings, plus 10% of pretax, prebonus earnings improvements over the prior year's results, as an allocation for the Plan. For example, if the Company achieves 20%-25% growth in pretax earnings, the sales, research and development, and management bonus pool will accrue 6%-6.5% of pretax earnings, which will be paid under recommendation of the Compensation and Option Committee. In 1996, pretax earnings actually grew 6% and the amount actually allocated to the Plan was 4.5% of the pretax, prebonus earnings.

     UM management personnel, beginning with the first level of supervision and professional management, and including certain non-management specialists and technical people, together with all direct sales representatives, are eligible as regular participants in the Management Bonus Plan. In 1996, seventy-five regular participants were included in the Plan. The Management Bonus Plan also funds extraordinary performance bonuses paid during the year to non-participants, attendance bonuses paid to non-exempt personnel and the annual Christmas gift to employees. In addition, the Plan funded severance paid to employees who were laid off in December 1996.

     The Company makes occasional cash awards, in amounts determined on an individual basis, to employees who make extraordinary contributions to the performance of the Company within a given period. These payments are made as frequently and contemporaneously as possible to recognize excellent accomplishments when they occur. In 1996, eighteen such awards were made. The awards are funded from the accrued Plan described above, and therefore do not impact the Company's financial performance. Senior management is not eligible for these awards.

     In 1996, senior management employees received a total bonus of $187,456, which was equal to about 54% of their aggregate base salaries and about 29% of the pool accrued per the formula above. Actual individual bonuses resulted from the Compensation and Option Committee's assessment of each senior executive's achievement of specific objectives and value of contribution to the Company's overall performance. Senior management bonuses might range between 20% and 100% of an individual's regular base pay, depending on actual performance relative to targeted objectives.

     (3) Employee Stock Options. The Compensation and Option Committee believes that its awards of stock options have successfully focused the Company's key management personnel on building profitability and shareholder value. When taken together with the share repurchase program, the net result of the option program over the last four years has been awarding option shares to key employees at a higher price, and in smaller amounts, than shares actually
repurchased in the open market during the same time period.   The Board of
Directors considers this policy highly contributory to growth in future shareholder value. The number of options granted in 1996 reflects the judgment of the Committee of the number of options sufficient to constitute a material, recognizable benefit to recipients. No explicit formula criteria were utilized, other than avoiding dilution to shareholder interests.

  The Board of Directors ordinarily awards employee options once each year, at its regularly scheduled board meeting following the audited close of the prior year's financial performance. In February 1996, the Board of Directors approved grants to 50 employees of options to purchase a total of 190,000 shares. Included in this number are options on 95,000 shares granted to senior management. With the exception of some options awarded Mr. Cornwell at a lower price, the exercise price for the 1996 employee options was set at $20.50. The exercise price was equal to the market price at the time of the regularly scheduled February Board meeting and the Compensation Committee's review of management performance following the close of the prior financial year.

  The share price of the Company's stock at the regular annual award time in 1996 was near its all time historical high which was approximately 141% higher than the $8.50 year-ending price of the prior year, although latest four quarters' earnings per share had increased only 21%. The high price had apparently been the result of a favorable stock market and investor optimism regarding the Company's new but untested products in the marketplace, a stock price which was short-lived.

  Relative to the Board's objective of providing an incentive to key personnel to devote the utmost effort and skill to the advancement and betterment of the Company that will maximize shareholder value from increasing performance, the Committee noted that setting the exercise price at an uncommonly high price would not allow such key personnel to fairly participate in the increases in the future value of the Company which they help produce. Despite record 1996 earnings, after the Company's announcement of its change in relationship with Baxter on March 7, 1996, the average price of the stock traded at much lower levels for the balance of the year. The average price at which the Company repurchased its shares in 1996 was $13.58. In light of the above considerations, in July the Committee recommended new 1996 options be awarded at an exercise price of $14.25 as a replacement for February optionees still employed. At the date of the exchange, the closing market price for the Company's common stock was $11.75 per share. Optionees traded February options that had a $6.25/ share higher exercise price for new options that began vesting six months later.

  Subsequent to the February award date and prior to the July replacement option date, options representing 3,500 shares of the 190,000 total were canceled upon the resignation of certain employees. Options on an additional 44,000 shares of the 186,500 balance have subsequently been canceled upon the resignation and termination of certain employees, leaving a current balance of 142,500 1996 option shares awarded. All options vest over a four year period, with a ten year exercise period. Management expects to recommend similar quantities of options be awarded on an annual basis to the Company's key employees based on its belief that sharing the wealth of the Company with those who help create it is the best way to assure growth in shareholder value.

     (4) 401(k) Retirement Plan. The Compensation and Option Committee believes that a continuance of the Company plan instituted in 1985 is consistent with ensuring a stable employment base by helping to provide Company employees with a vehicle to build long-term financial security. The Company matched a portion of employee contributions in 1996 by an amount equal to $70,400. Of this total amount, senior management received $2,700. The Board of Directors has approved a matching formula of 30%, up to certain individual limits including a fixed individual maximum of $900 per year, for employees who meet eligibility requirements.

     (5) Group Benefit Plan. The Company provides a group health, dental, and life insurance plan for its employees consistent with self-funded group plans offered by other similar companies. A portion of the monthly premium cost is generally paid by plan participants. All employees, including executive officers and senior managers, pay premiums on the same basis.

     CEO and other Executive Officer Compensation

     Utilizing the compensation objectives and vehicles outlined previously, the Compensation and Option Committee comprised of outside directors established base compensation for executive officers, including the CEO, by reference to surveys of similar companies, adjusted as the Committee deemed appropriate for variations in industry type, geographic location, size, and profitability. Base salaries were fixed at levels somewhat below the competitive amounts paid to executive officers with comparable qualifications, experience, and responsibilities at other similarly sized companies engaged in the same or similar businesses. Then, annual bonuses and long term incentive compensation in the form of stock options were more highly leveraged and tied closely to the Company's success in achieving significant financial and non-financial goals.

     Bonuses for executive officers were awarded on the same basis as all employees included in the Management Bonus Plan. At the beginning of the year, the CEO and other executive officers were awarded participation units in the bonus plan, proportional to base salary and responsibility, based on the Committee's determination of the relative contribution expected from each person toward attaining Company goals. Each executive's individual performance objectives, derived as the applicable contribution needed from that executive to achieve the Company's overall business plan for the year, were reviewed by the Committee. These goals included financial (weighted most heavily) and non-financial goals. Financial goals included net sales, gross profit margin, after-tax profits, and return on equity, and particularly in the case of the CEO, growth in earnings per share. Non-financial goals included continuing the development of a talented and motivated team of employees, conceiving and implementing programs to maintain competitive advantages and to achieve consistent growth, promoting the Company's participation in socially responsible programs, maintaining compliance with regulatory requirements, achieving a high regard of shareholders and the broad business community in the integrity of the Company and its management, and minimizing factors that represent significant business risks.

     The amounts of bonuses to the CEO and other executive officers were based on the Committee's evaluation of each executive's success in meeting the respective performance objectives, supplemented by the Committee's evaluation of each executive's performance and contribution in meeting the Company's non-financial objectives. In 1996, revenue growth objectives set in the operating plan at the beginning of the year were not met. However, given changing market conditions including the rapid change in Baxter's purchase of UM's blood pressure monitoring products and the lack of market acceptance of Cordguard, the Committee believes that financial performance exceeded expectations. In addition, each of the non-financial goals of the executive officers was met or exceeded. Further, the CEO also was credited by the Committee with continuing to lead the Company's effort to identify and develop unique new products, building a skilled and cohesive management team, and identifying strategies for long-term growth in profitability and shareholder value.

     1996 stock options were awarded the CEO and other executive officers incorporating the criteria utilized for establishing cash bonuses as discussed above, supplemented by the Committee's evaluation of the suitability of long-term option awards as an effective incentive for each individual executive.

     Upon application of the above criteria by the Compensation and Option Committee and upon its recommendation in early 1997, the Board of Directors awarded Mr. Cornwell a bonus for 1996 of $125,280 under the Management Bonus Plan. In addition, the Board set Mr. Cornwell's 1997 base salary at $185,000.

     The Committee intends that stock options serve as a significant component of Mr. Cornwell's total compensation package in order to retain his efforts on behalf of the Company and to focus his efforts on enhancing shareholder value. In that regard, shareholders in 1994 approved a Performance Option Plan under which Mr. Cornwell could be granted options to purchase up to 400,000 shares of common stock, contingent upon the Company achieving compounded 25% per annum growth in earnings-per-share starting in 1994, or on such other terms as the Board of Directors may specify. In the first three years of the plan, actual compounded primary earnings-per-share growth averaged about 16%. In early 1997, upon the recommendation of the Compensation Committee, the Board awarded Mr. Cornwell stock options to purchase an additional 65,000 shares with an exercise price of $11.50 per share, vesting over four years. After consideration for the 1997 award, Mr. Cornwell could earn options to purchase up to an additional aggregate of 110,000 shares at a future market price under the CEO Performance Option Plan.

     The foregoing report has been furnished by:      Stephen W. Bennett
                                                      Ernst G. Hoyer
                                                      Perry L. Lane

COMPENSATION AND OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Option Committee are Stephen W. Bennett, Ernst G. Hoyer, and Perry L. Lane. No member of such committee is a present or former officer of the Company or any subsidiary. There are no other interlocks. No member of such Committee, his family, or his affiliate was a party to any material transactions with the Company or any subsidiary since the beginning of the last completed fiscal year. No executive officer of the Company serves as an executive officer, director, or member of a compensation committee of any other entity, an executive officer or director of which is a member of the Compensation and Option Committee of UM.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL

     On December 31, 1992, the Company entered into an employment agreement with Kevin L. Cornwell, President and Chief Executive Officer that expired on December 31, 1993, except for the provision under which the Company is required to pay Mr. Cornwell one year's salary in the event his employment is terminated as a result of a change in control, at the election of the Company, or by the mutual agreement of Mr. Cornwell and the Company. In addition, the Company is required to pay Mr. Cornwell appreciation of stock value for issued options above the option exercise price, in the event of a change in control of the
Company or if terminated at the election of the Company.   The Company has a
performance option plan under which Mr. Cornwell could earn options to purchase up to an additional aggregate of 110,000 shares at a future market price if the Company attains 25% compounded per annum growth in earnings per share, or on such other terms as the Board of Directors may determine. The Company is required to pay other senior management including Ernest D. Hammond and R. Gail Billings, as well as all other optionees under employee option plans, and the outside directors under the Directors' Option Plan, the appreciation of stock value for issued options above the option exercise price in the event of a change of control of the Company.

     The Company presently has no other employment agreements in the U.S. In Ireland, the Company is subject to providing certain advance notice to its employees in the event of termination. Under the terms of employment grants awarded as incentives by the Industrial Development Agency (Ireland), the Company would be obligated to repay grants during a five year period if employment declined from levels at which grants were claimed by UM.

DIRECTOR'S COMPENSATION

     Outside (non-employed) directors receive annual cash compensation of $12,000 each, plus reimbursement of expenses in attending meetings. In addition, pursuant to the 1993 Directors' Stock Option Plan approved by shareholders at the 1994 annual meeting, UM may award to each director options to purchase 10,000 shares at an exercise price equivalent to the closing price ten days after the public release of the Company's annual financial results.

     Pursuant to the (outside) directors' option plan, the Company granted options for 45,000 shares at prices of $20.50 per share in March, 1996. The directors note that, in accordance with the provisions of the 1993 Directors' Stock Option Plan, options were automatically granted to directors as of March 30, 1996, the 90th day after the fiscal year end of the Company, December 31, 1995. Also in accordance with the Plan, the $20.50 exercise price of the options was based on the closing bid price on the Nasdaq Stock Market for the stock on the day that was 10 days after the date that the Board of Directors publicly released its year-end financial information.

     Subsequently, the 1996 award representing 10,000 shares to David Chase was canceled upon his resignation from the board. In September 1996, directors with March options representing 35,000 shares exchanged those options for new options to purchase 30,000 shares at $14.25 per share, with extended vesting schedules.

      (Please see the replacement option rationale explained in the Report of the Compensation and Option Committee. The directors believe the rationale applies equally to outside directors and employees.) At the date of the directors' option exchange, the closing market price for the Company's common stock was $12.50 per share.

     The board notes that the purpose of the Directors' Stock Option Plan, as ratified and approved by the shareholders at an annual meeting, is to aid the Company in retaining and attracting new outside directors without interlocking interests, to provide directors with an incentive to remain directors of the Company, and to use their best efforts to promote the success of UM's business.
 In order to effectuate these purposes, the directors believe it is appropriate to review the exercise price of the Directors' Options granted in March 1996, and to reduce the exercise prices consistent with the trading prices for the Company's common stock during most of 1996, discounting the impact of the short-lived significant increases in price during the early part of the year that coincided with the grant date of the Directors' Options. In doing so, the directors note that in July they approved a repricing of options to executives and employees at $14.25, and conclude that it would be consistent with the incentive program for employees to adjust the exercise price of the Directors' Options to the same amount, notwithstanding the fact that the Company's common stock traded during July and August 1996 in a range from $11.00 to $13.125.

     On February 1, 1997, the Board of Directors voted to place a cumulative limit on options awarded since 1992 to any particular outside director to 50,000 shares. On March 31, 1997, outside directors will be granted options representing an additional total of 20,000 shares at an exercise price of $10.875 per share. In five years under the plan including 1997, outside directors have been awarded options for 210,000 shares, of which 85,000 have been canceled without exercise. All of the options vest over a four year period from the award date. Outside director options which have not been canceled or exercised represent about 20% of total Company options awarded and uncanceled since 1993. The Company is required to pay optionees under the outside directors' option plan the appreciation of stock value for issued options above the option exercise price in the event of a change of control of the Company.

STOCK PERFORMANCE CHART

     The following chart compares what an investor's five year cumulative total return (assuming re-investment of dividends) would have been assuming initial $100 investments on December 31, 1991 for the Company's Common Stock and the two indicated indices. The Company's common stock traded on NASDAQ until December 26, 1996 when it began trading on the New York Stock Exchange.

Performance Graph appears here.  Detailed below are the plot points:

                      12/31/91  12/31/92  12/31/93   12/30/94  12/29/95  12/31/96
Utah Medical
 Products               100.0     76.0      49.5       53.5      124.6     84.1
Nasdaq Stock Market
 (US & Foreign)         100.0    116.0     134.3      130.3      183.0    224.1
Nasdaq Stocks (SIC
3800-3899 US Companies) 100.0     85.8      72.6       78.2      115.1    120.0

---------------------------------------------------------------------------
                         INDEPENDENT PUBLIC ACCOUNTANTS
---------------------------------------------------------------------------

     The Board of Directors retained Deloitte & Touche LLP, the Company's auditors for the last preceding five years, as the Company's independent certified public accountants for the year ending December 31, 1996. The selection of the Company's auditors for the current fiscal year is not being submitted to the shareholders for their consideration in the absence of a requirement to do so. The selection of the independent auditors for 1997 will be made by the Company's Board of Directors, with the advice of the Audit Committee, at such time as they may deem it appropriate. There are no disagreements on accounting policies or practices between the Company and its current auditors.

     It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.


---------------------------------------------------------------------------
                             SHAREHOLDER PROPOSALS
---------------------------------------------------------------------------

     No proposals have been submitted by shareholders of the Company for consideration at the Annual Meeting. It is anticipated that the next Annual Meeting of Shareholders will be held during May 1998. Shareholders may present proposals for inclusion in the Proxy Statement to be mailed in connection with the 1998 Annual Meeting of Shareholders of the Company, provided such proposals are received by the Company no later than December 5, 1997, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Company.


---------------------------------------------------------------------------
                                 MISCELLANEOUS
---------------------------------------------------------------------------

OTHER BUSINESS

     Management does not know of any business other than that referred to in the Notice which may be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

     In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided.
 The signing of a proxy by no means prevents your attending the meeting.



                                   By Order of the Board of Directors,

                                   UTAH MEDICAL PRODUCTS, INC.



Salt Lake City, Utah               Kevin L. Cornwell
March 24, 1997                     Chairman and CEO

                                     PROXY

ANNUAL MEETING OF THE SHAREHOLDERS OF    (THIS PROXY IS SOLICITED ON BEHALF
UTAH MEDICAL PRODUCTS, INC.                   OF THE BOARD OF DIRECTORS)

  The undersigned hereby appoint Kevin L. Cornwell and Paul O. Richins, and each of them, proxies, with full power of substitution, to vote the shares of common stock of Utah Medical Products, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the corporate offices of the Company, 7043 South 300 West, Midvale, Utah, on May 16, 1997, at 12:00 noon, local time, and any postponement or adjournment(s) thereof, such proxies being directed to vote as specified below. IF NO INSTRUCTIONS ARE SPECIFIED, SUCH PROXIES WILL BE VOTED "FOR" EACH PROPOSAL.

  To vote in accordance with the Board of Directors' recommendations, sign below; the "FOR" boxes may, but need not be, checked. To vote against any of the recommendations, check the appropriate box(es) marked "WITHHOLD AUTHORITY" or "AGAINST," below.

     (1) To elect Kevin L. Cornwell, and Perry L. Lane as directors of the Company to serve three year terms and until each's respective successor is elected and qualified;

     KEVIN L. CORNWELL:  FOR            WITHHOLD AUTHORITY
     PERRY L. LANE:      FOR            WITHHOLD AUTHORITY

    (2) To transact such other business as may properly come before the Annual Meeting.

          FOR            AGAINST             ABSTAIN

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF YOUR SHARES ARE HELD AT A BROKERAGE HOUSE, PLEASE INDICATE THE NAME OF THE BROKERAGE HOUSE AND THE NUMBER OF SHARES HELD.


Dated      ----------------------

No. of Shares    ----------------


Signature -----------------------

Signature -----------------------
(if held jointly)


Print Name ----------------------

Print Name ----------------------

PLEASE MARK, SIGN, DATE, AND RETURN PROXY IN THE BUSINESS REPLY ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          UTAH MEDICAL PRODUCTS, INC.
                              7043 SOUTH 300 WEST
                              MIDVALE, UTAH  84047

END